UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 28, 2005
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 28, 2005, we entered into an agreement relating to a two-year revolving credit facility in the amount of up to $20 million with Silicon Valley Bank (“SVB”). In particular, we, our wholly owned subsidiaries Quinton Cardiology, Inc. (“QCI”) and Cardiac Science Operating Company (“CSOC” and together with QCI, the “Subsidiaries”) and SVB entered into an Assumption and Amendment Agreement (the “Agreement”) pursuant to which (i) we assumed the obligations under the Loan and Security Agreement dated as of December 30, 2002, as amended, among Quinton Cardiology Systems, Inc., the former parent of QCI, QCI and SVB (the “Quinton Loan Agreement”) and the obligations pursuant to outstanding letters of credit, foreign exchange contracts, security agreements, collateral assignments, and similar documents entered into pursuant to the Loan and Security Agreement dated as of February 6, 2004, as amended, among CSOC, a former subsidiary of CSOC and SVB (the “CSOC Loan Agreement”) and (ii) the terms of the Quinton Loan Agreement were amended.
     The Agreement provides for a two-year revolving credit facility in the amount of up to the lesser of (i) $20 million or (ii) 85% of eligible accounts receivable, as defined in the Agreement, plus 50% of unrestricted cash, plus 85% of foreign accounts that are otherwise eligible accounts, as defined in the Agreement, up to a maximum of $2.5 million, plus an amount not to exceed the lesser of (a) 30% of eligible inventory, as defined in the Agreement, or (b) 35% of eligible receivables. The Agreement provides for a $10 million letter of credit sub-facility, a $10 million foreign exchange contracts sub-facility and a $10 million cash management sub-facility. Pursuant to the Agreement, substantially all of our assets and the assets of the Subsidiaries secure the obligations under the Agreement, and we and the Subsidiaries are jointly and severally liable for all obligations under the Agreement. Quinton and CSOC (as Cardiac Science, Inc.) have maintained a commercial banking relationship with SVB for over seven years and four years, respectively.
     As of September 28, 2005, there was no outstanding balance on this credit facility other than the outstanding letters of credit issued pursuant to the CSOC Loan Agreement, which were assumed pursuant to the Agreement in the amount of $411,567. All additional borrowings under this facility will be classified as current liabilities. Pursuant to the Agreement, outstanding balances under this facility bear interest at a variable rate equal to SVB’s “prime rate,” provided that the prime rate will not be less than 6.25%, the rate as of September 28, 2005. In addition, unused balances under this facility bear monthly fees equal to 0.25% per annum on the difference between the maximum credit limit and the average daily principal balance during the month. Interest is payable monthly, on the last day of the month, and all obligations are due on the maturity date. Based on eligible assets as defined in the Agreement, at September 28, 2005, the available credit under the facility was $20 million, of which approximately $400,000 relating to letters of credit was outstanding.
     The Quinton Loan Agreement, as amended by the Agreement, contains standard negative covenants and restrictions on actions by us, including but not limited to, activity related to our common stock repurchases, liens, investments, capital expenditures, indebtedness, restricted payments including cash payments of dividends, and fundamental changes in, or disposition of our assets. Certain of these actions may be taken by us with the consent of SVB. In addition, we are required to meet certain financial covenants, primarily a minimum tangible net worth measure. As of September 28, 2005, we were in compliance with all covenants under the Quinton Loan Agreement, as amended by the Agreement. The Quinton Loan Agreement, as Amended by the Agreement, also contains standard acceleration provisions in the event of a default by us.
     The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Assumption and Amendment Agreement attached hereto as Exhibit 10.3, the Amendment to Loan Documents between Quinton Cardiology Systems, Inc., Quinton Cardiology, Inc. and Silicon Valley Bank dated December 30, 2004, filed as Exhibit 10.35 to Quinton’s Form 8-K dated December 30, 2004, the Loan and Security Agreement between Quinton Cardiology Systems, Inc., Quinton Inc. and Silicon Valley Bank dated December 30, 2002, and the Amendment to Loan Documents between Quinton Cardiology Systems, Inc., Quinton Inc., Burdick, Inc. and Silicon Valley Bank dated January 9, 2003, filed as Exhibits 10.13 and 10.14, respectively, to Quinton’s Form 10-K for the year ended December 31, 2002.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
10.3	Assumption and Amendment Agreement dated as of September 28, 2005 among Silicon Valley Bank, Cardiac Science Corporation, Quinton Cardiology, Inc. and Cardiac Science Operating Company

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: September 30, 2005

INDEX TO EXHIBITS
10.3	Assumption and Amendment Agreement dated as of September 28, 2005 among Silicon Valley Bank, Cardiac Science Corporation, Quinton Cardiology, Inc. and Cardiac Science Operating Company